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News Release
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                  Media Contact:  Leon L. Judd
                                  (219) 273-7631

       Analyst/Investor Contact:  Joseph A. Rainis
                                  (219) 273-7158


                NATIONAL STEEL REDEEMS SERIES B PREFERRED STOCK
                     AND FINALIZES SETTLEMENT WITH AVATEX

Mishawaka, IN, November 25, 1997--National Steel Corporation (NYSE:NS) announced today it has redeemed all of its Series B Preferred Stock held by Avatex Corporation, formerly known as National Intergroup, Inc. The stock currently has a book value of approximately $62 million. In addition, the Company has finalized a settlement with Avatex regarding certain employee benefit liabilities associated with the Company's former Weirton Steel Division, as well as certain environmental liabilities. Avatex had previously agreed to indemnify the Company with respect to these liabilities in connection with a series of transactions occurring after 1984.

In 1990, Avatex made a prepayment of $146.6 million to the Company in exchange for the Company's releasing Avatex of Weirton employee benefit liabilities of a like amount. In addition, in 1994, Avatex made a $10 million prepayment to the Company with respect to Avatex's future environmental indemnity obligations.

As a result of the redemption and settlement, the Company today made a payment of $59 million to Avatex and will pay Avatex an additional $10 million, without interest, in installments of $2.5 million each, in the first and second quarters of 1998, and a third installment of $5 million one year following the closing. As part of the settlement, National Steel will receive insurance proceeds of approximately $17 million with respect to settlements of past and future environmental claims, some of which were indemnified by Avatex. National Steel will also retain the $9 million net balance of the environmental indemnity prepayment previously made by Avatex.

Under its settlement with Avatex, National Steel will have responsibility for the Weirton pension obligation, which is currently funded in excess of 95% when measured on an accumulated benefit obligation basis and for which the Company will have no immediate funding requirements, as well as other Weirton employee benefit liabilities. National Steel has relieved Avatex from any future indemnity obligation with regard to these Weirton employee benefit liabilities, as well as the previously indemnified environmental liabilities.

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This transaction is expected to result in lower on-going costs to the Company with respect to the continuing Weirton employee benefit obligations. These lower costs and the elimination of approximately $7 million per year in dividend costs will have a positive impact on future reported earnings per common share.

As a result of the redemption of its Series B Preferred Stock, NKK U.S.A. Corporation, a subsidiary of NKK Corporation, will no longer have any obligation to Avatex relating to a "put" agreement entered into in 1990 at the time such preferred stock was issued. The lapse of this "put" with respect to the Company's dividend and redemption obligations may result in imputed income to NKK U.S.A. Corporation. The Company is obligated to make a payment of approximately $1.4 million to NKK U.S.A. Corporation for related taxes.

All statements contained in this press release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent report on Form 10-Q for the quarter ended September 30, 1997.

Headquartered in Mishawaka, Indiana, National is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National employs approximately 9,500 people. Visit National Steel's website at: www.nationalsteel.com.